EXHIBIT 21

EARLE M. JORGENSEN COMPANY

LISTING OF THE COMPANY’S SUBSIDIARIES

Name	Nature of Business	Date Acquired or Created	% Owned	State/ Country of Incorporation
Earle M. Jorgensen (Canada) Inc. (formerly Kilsby Jorgensen Steel & Aluminum Inc.)	Metal Distributor	11/13/90	100%	Canada
Stainless Insurance Ltd.	Captive Insurance	03/20/96	100%	Bermuda